As Filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-171434

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Xueda Education Group

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

A-4 Xibahe Beili
Chaoyang District
Beijing 100028
People’s Republic of China
(8610) 6427-8899
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2009 Equity Incentive Plan
(Full title of the Plan)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017, United States
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel Fertig
Simpson Thacher & Bartlett LLP
c/o 35th Floor, ICBC Tower
3 Garden Road
Central, Hong Kong
(852) 2514-7600

DEREGISTRATION OF SECURITIES

Xueda Education Group (“Xueda” or the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to Registration Statement on Form S-8 to deregister all unissued or unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2010, File No. 333-171434  (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value $0.0001 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to the Registrant’s Amended and Restated 2009 Equity Incentive Plan. A total of 11,146,151 Ordinary Shares were initially registered for offer or sale under the Registration Statement.

Insight Investment Co., Ltd. and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 26, 2015 which was joined by Xueda Acquisition Limited (“Merger Sub”) pursuant to a joinder agreement dated as of October 30, 2015. On December 16, 2015, at an extraordinary general meeting, the shareholders of the Registrant voted to approve the Merger Agreement and the transactions contemplated thereunder, including the Merger. On June 3, 2016, the Registrant and the Merger Sub filed a plan of merger with the Cayman Islands Registrar of Companies which was registered as of June 3, 2016 (the “Effective Time”), pursuant to which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Ordinary Shares pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, all of the Ordinary Shares registered under the Registration Statement that remained unissued or unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 3, 2016.

Xueda Education Group

By:	/s/ Xin Jin
Name:	Xin Jin
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xin Jin	Chief Executive Officer
Xin Jin	(principal executive officer)	June 3, 2016

/s/ Yan Ma	Chief Financial Officer
Yan Ma	(principal financial and accounting officer)	June 3, 2016

/s/ Hao Ji	Director	June 3, 2016
Hao Ji

/s/ Yuexia Diao	Director	June 3, 2016
Yuexia Diao

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Xueda Education Group has signed this registration statement or amendment thereto in New York on June 3, 2016.

By:	/s/ Giselle Manon
Name:	Giselle Manon, on behalf of Law Debenture Corporate Services Inc.
Title:	Service of Process Office